Exhibit 10.7

Arbeitsvertrag	Employment Agreement
zwischen	between
EnergyVault SA Via Pessina 13, Lugano, 6900 CH
- im Folgenden „Gesellschaft" genannt – und	- hereinafter referred to as "Company" – and
Josh McMorrow [ * * *]
- im Folgenden „Leitender Angestellter" genannt -	- hereinafter referred to as "Executive Employee" -

1.Beginn des Arbeitsverhaltnisses
1.1Der Leitende Angestellte tritt am 16 May 2022 in die Dienste der Gesellschaft ein. Das Arbeitsverhaltnis wird auf unbestimmte Zeit geschlossen.
1.2Dieser Arbeitsvertrag und das Arbeitsverhaltnis stehen unter der aufschiebenden sowie auflosenden Bedingung, dass der Leitende Angestellte einen Aufenthaltstitel fur die Bundesrepublik Deutschland hat und halt, der ihn zur Ausubung einer Erwerbstatigkeit berechtigt („Aufenthaltstitel").
2.Tatigkeit und Aufgabenbereich
2.1Der Leitende Angestellte wird bei der Gesellschaft als Chief Legal Officer beschaftigt. Er wird an den CEO, Energy Vault, Inc., aktuell in Person von Herrn Robert Piconi, berichten.
2.2Die Gesellschaft 1st berechtigt, dem Leitenden Angestellten andere oder zusatzliche gleichwertige Aufgaben zuzuweisen, soweit diese den Fahigkeiten und Kenntnissen des Leitenden Angestellten entsprechen und ihm zumutbar sind.
2.3Der Leitende Angestellte 1st leitender Angestellter im Sinne des § 5 Abs. 3 BetrVG.

1.Commencement of Employment
1.1.The Executive Employee shall enter into employment with the Company on 16 May 2022. The employment contract is agreed for an indefinite period of time.
1.2.This employment contract and the employment relationship are subject to the condition precedent and condition subsequent that the Executive Employee has and holds a residence title for the Federal Republic of Germany entitling him to pursue gainful employment ("residence title").
2.Position and Scope of Duties
2.1.The Executive Employee shall be employed by the Company as Chief Legal Officer. He will report to the CEO, Energy Vault Inc., currently Mr Robert Piconi.
2.2.The Company is entitled to assign to the Executive Employee other or additional equivalent duties provided these comply with the Executive Employee's knowledge and skills and can reasonably be expected from him.
2.3.The Executive Employee is an Executive Employee (leitender Angestellter) pursuant to sec. 5 para. 3 of the German Works Constitution Act (BetrVG).

Exhibit 10.7

3.Arbeitszeit und Arbeitsort
3.1Die regulare wOchentliche Arbeitszeit betragt 40 Stunden. Anfang und Ende der taglichen Arbeitszeit werden in Ubereinstimmung mit den geschaftlichen Notwendigkeiten der Gesellschaft festgelegt.
3.2Der Leitende Angestellte ist verpflichtet, im Rahmen der gesetzlichen Regelungen auch fiber die regulare Arbeitszeit hinaus tatig zu werden, sofern dies aus betrieblichen Grunden erforderlich sein sollte. Der Leitende Angestellte 1st verpflichtet, auf Anforderung gegebenenfalls auch Wochenend-, Sonn- und Feiertagsarbeit im gesetzlich zulassigen Rahmen zu leisten.
Samtliche Uberstunden sind mit dem Grundgehalt gemall Ziffer 4 dieses Vertrages abgegolten.
3.3Der Arbeitsort des Leitenden Angestellten ist [ * * *]. Der Leitende Angestellte wird im Rahmen der Ausiibung seiner Tatigkeit in erheblichem Umfang auch weltweit Dienstreisen durchfUhren. Der Leitende Angestellte erkiart sich mit einer solchen Reisetatigkeit einverstanden.

3.Working Hours and Place of Work
3.1.The regular weekly working time amounts to 40 hours. Beginning and end of the daily working hours will be determined in accordance with the business requirements of the Company.
3.2.The Executive Employee shall be obliged to continue working beyond the regular working hours within the legally permitted framework, if this becomes necessary for business reasons. The Executive Employee shall be obliged, if necessary, also to work on weekends, Sundays and public holidays to the extent permitted by law.
Overtime shall be compensated by the base salary under section 4 of this contract.
3.3.The Executive Employee's place of work will be [ * * *]. The Executive Employee will travel to a large extent in the course of his duties. The Executive hereby agrees to such duties.

Exhibit 10.7

4.Vergiitung
4.1Der Leitende Angestellte erhalt als Vergutung fur seine Tatigkeit ein festes Jahresgehalt in Hohe von EUR 295.000,00 brutto.
Das Bruttojahresgehalt wird in 12 gleichen Raten unter Einbehaltung der gesetzlichen AbzOge zum Ende eines jeden Kalendermonats gezahlt.
4.2Die Gesellschaft wird die Arbeitgeberanteile zur Krankenversicherung ordnungsgemal abfuhren.
4.3Der Leitende Angestellte kann von der Energy Vault Holdings, Inc. zusatzlich zum fixen Grundgehalt einen Bonus von 50 % des jahrlichen fixen Grundgehalts bei 100% Zielerreichung auf Basis des Energy Vault Holdings, Inc. Incentive Bonus Plans erhalten. Der Bonus hangt von dem Erreichen von individuellen Leistungszielen und Unternehmenszielen ab, die zu Beginn der Bonusperiode von der Energy Vault Holdings, Inc. vorgegeben werden. Fur zukunftige Jahre konnen die Ziele, deren Zusammensetzung und Gewichtung geandert werden. Die Gewahrung und die HOhe stehen in dem alleinigen und ausschliefIlichen Ermessen der Energy Vault Holdings, Inc. und werden jeweils nach Beendigung des Geschaftsjahres durch den Vorstand (Board of Directors) der Energy Vault Holdings Inc. festgestellt. Die Gewahrung der Teilnahme an dem Incentive Bonus Plan sowie die Gewahrung eines entsprechenden Bonus erfolgt ausschlialich durch die Energy Vault Holdings, Inc. Die Parteien sind sich daruber einig, dass keine Ansprliche des Leitenden Angestellten aus dieser Ziffer 4.3 gegenuber der Gesellschaft entstehen.
4.4Bei unterjahrigem Ein- oder Austritt wird die Vergijtung inklusive eines etwaigen Bonusanspruchs zeitanteilig gezahlt.
4.5Die Gesellschaft erstattet dem Leitenden Angestellten in angemessener HOhe ihm entstandene Kosten fur die SteuererklArung (einschlieglich der schweizerischen, deutschen und US-amerikanischen Steuererklarungen).

4.Remuneration
4.1.The Executive Employee shall receive a fixed annual salary of EUR 295,000.00 gross for the performance of his duties.
The annual gross salary shall be paid in twelve equal monthly instalments at the end of each calendar month after deduction of taxes and statutory duties.
4.2.The Company shall duly pay the employer's contributions to health insurance.
4.3.The Executive Employee may receive a bonus from Energy Vault Holdings, Inc. in addition to the fixed base salary with a target of 50% of the annual fixed base salary upon 100% target achievement based on the Energy Vault Holdings, Inc. incentive bonus plan. The bonus is contingent upon the achievement of individual performance goals and corporate goals that are set by Energy Vault Holdings, Inc. at the beginning of the bonus period. For future years, the targets, their composition and weighting may be changed. The grant and the amount are at the sole and exclusive discretion of Energy Vault Holdings, Inc. and are determined by the Board of Directors of Energy Vault Holdings Inc. after the end of each fiscal year. The granting of participation in the Incentive Bonus Plan as well as the granting of a corresponding bonus shall be made exclusively by Energy Vault Holdings, Inc. The parties agree that no claims of the Executive shall arise from this Clause 4.3 against the Company.
4.4.If the Executive Employee joins or leaves the Company during a calendar year, the remuneration will be paid on a pro rata basis including a potential bonus payment.
4.5.The Company shall also reimburse reasonable Tax Preparation expenses incurred by the Executive Employee (including Swiss, German, and US filings).

Exhibit 10.7

5.Erstattung von Reisekosten
Reisekosten, Bewirtungskosten und andere notwendige Auslagen des Leitenden Angestellten im Rahmen seiner Tatigkeit fiir die Gesellschaft werden gegen Vorlage ordnungsgemaller Belege nach Maggabe der Reisekostenrichtlinien der Gesellschaft sowie der jeweils geltenden Steuergesetze und -verordnungen erstattet. Mit dem Gehalt gemall Ziffer Error! Reference source not found. dieses Vertrages sind auch Reisezeiten vergiltet.

5.Reimbursement of Travelling Costs
Travel expenses, entertainment expenses and other necessary expenses incurred by the Executive Employee in the furtherance of the Company's business shall be reimbursed against submission of proper receipts according to the Company's expense policies and tax laws and regulations as applicable from time to time. The remuneration provided under Section Error! Reference source not found. hereof includes payment for any time spent travelling on behalf of the Company.

6.Dienstwagenpauschale
Die Gesellschaft zahlt an den Leitenden Angestellten fur die dienstliche Nutzung seines Privatfahrzeugs jeweils am Monatsende eine Dienstwagenpauschale in Höhe von EUR 850,00 brutto pro Monat. Die Dienstwagenpauschale dient insbesondere der pauschalen Abgeltung des mit der dienstlichen Nutzung einhergehenden Kosten und Aufwendungen, Schadens- und Wertminderungsrisikos sowie zur Abdeckung des Unfallschadenrisikos. Der Leitende Angestellte tragt die auf die Nutzungspauschale etwa entfallenden Steuern und Sozialabgaben sowie samtliche Versicherungen und andere Kosten fur sein Privatfahrzeug.

6.Car Allowance
The Company shall provide the Executive Employee with a monthly car allowance in the gross amount of EUR 850.00 payable at the end of each calendar month for the use of his private vehicle for business purposes. The company car allowance serves in particular as lump-sum compensation for the costs and expenses, risk of damage and depreciation associated with the use of the vehicle for business purposes and to cover the risk of accident damage. The Executive Employee shall bear any taxes and social security contributions payable on the lump-sum allowance as well as all insurance and other costs for his private vehicle.

Exhibit 10.7

7.Urlaub
7.1Der Leitende Angestellte hat Anspruch auf einen gesetzlichen Mindesturlaub von derzeit 20 Arbeitstagen im Kalenderjahr — ausgehend von einer Funf-Tage-Woche. Die Gesellschaft gewahrt zusatzlich einen vertraglichen Urlaub von weiteren 10 Arbeitstagen. Bei der Gewahrung von Urlaub wird zuerst der gesetzliche Urlaub eingebracht.
7.2Der vertragliche Zusatzurlaub mindert sich fur jeden vollen Monat, in dem der Leitende Angestellte keinen Anspruch auf Entgelt bzw. Entgeltfortzahlung hat oder bei Ruhen des Arbeitsverhattnisses urn ein Zwolftel. Fur den vertraglichen Zusatzurlaub gilt, dass der Urlaubsanspruch jedenfalls spatestens am 31. Marz des Folgejahres verfallt. Der Verfall des vertraglichen Zusatzurlaubs trill auch ein, wenn die Gesellschaft den Leitenden Angestellten im jeweiligen Kalenderjahr nicht rechtzeitig und konkret darauf hingewiesen hat, dass ausstehende Urlaubstage in Anspruch zu nehmen sind, da sie andernfalls verfallen.
7.3Bei Ausscheiden nicht zum Jahresende, sondern wahrend eines laufenden Jahres, wird der Urlaubsanspruch gezwolftelt, wobei die Kurzung allerdings nur insoweit erfolgt, als dadurch nicht der gesetzlich vorgeschriebene Mindesturlaub unterschritten wird.
7.4Die rechtliche Behandlung des Urlaubs richtet sich im Ubrigen nach den gesetzlichen Bestimmungen.
7.5Der Leitende Angestellte hat Anspruch auf bezahlten Sonderurlaub zu folgenden Anlassen:
-    Heirat des Leitenden Angestellten: 4 Tage
-    Heirat eines nahen Verwandten: 1 Tag
-    Umzug: 1 Tag
-    Todesfall in der Familie: 3 Tage
-    Todesfall eines Verwandten: 1 Tag
-    Arztbesuch: Die jeweils benOtigte Zeit
8.Arbeitsverhinderung
8.1Der Leitende Angestellte ist verpflichtet, jede Arbeitsverhinderung und ihre voraussichtliche Dauer unverzOglich der Gesellschaft anzuzeigen und dabei gleichzeitig auf etwaige dringliche Arbeiten hinzuweisen.
8.2Im Falle der Arbeitsunfahigkeit infolge Krankheit ist der Leitende Angestellte verpflichtet, spatestens am dritten Arbeitstag eine arztliche Bescheinigung uber die Arbeitsunfahigkeit und deren voraussichtliche Dauer vorzulegen. Dauert die Arbeitsunfahigkeit langer als in der Bescheinigung angegeben, ist er verpflichtet, innerhalb von drei Tagen eine neue arztliche Bescheinigung einzureichen. Die Gesellschaft ist berechtigt, die Vorlage der Arbeitsunfahigkeitsbescheinigung ab dem ersten Krankheitstag zu verlangen. Die Nachweispflicht gilt auch nach Ablauf von sechs Wochen ununterbrochener Krankheit.

7.Annual Leave
7.1.The Executive Employee is entitled to a statutory minimum of 20 working days' annual leave per calendar year, based upon a five-day-week. In addition, the Company grants contractual leave of further 10 working days. When leave is granted, the statutory leave shall be taken first.
7.2.The contractual additional leave shall be reduced by one twelfth for every complete month for which the Executive Employee has no right to remuneration or continued remuneration or in the event that the employment contract is dormant. The contractual additional leave entitlement shall expire no later than 31 March of the following year. The contractual additional leave also expires if the Company has not informed the Executive Employee specifically and in due course in the corresponding calendar year, that the remaining days of leave have to be taken, because they expire otherwise.
7.3.Where the Executive Employee resigns from his position during a year, rather than at the end of a year, annual leave entitlement shall be reduced pro rata on a per-month basis, whereby such reduction shall only be allowed to the extent that the entitlement does not fall below the statutory minimum.
7.4.Otherwise, legal treatment of annual leave shall be in accordance with statutory provisions.
7.5.The Executive Employee will be allowed these paid leaves:
–Marriage of the Executive Employee: 4 working days
–Marriage of a close relative: 1 working day
–Removal: 1 working day
–Death in family: 3 working days
–Death of a relative: 1 working day
–Medical visit: the time needed
8.Inability to work
8.1.The Executive Employee shall notify the Company immediately of any inability to work and its expected duration and shall simultaneously indicate any urgent operational issues.
8.2.In case of an inability to work due to illness, the Executive Employee shall present at the third day at latest a medical certificate confirming the inability to work and the expected duration thereof. If the inability to work lasts longer than indicated in the medical certificate, the Executive Employee shall present within three days a new medical certificate. The Company is also entitled to demand submission of the certificate of inability to work on the first day of sickness. The requirement for certification also applies after a period of six weeks of continued sickness.

Exhibit 10.7

9.Nebentatigkeit, Wettbewerbsverbot
9.1Jede Nebentatigkeit, gleichgiiltig ob sie entgeltlich oder unentgeltlich ausgeubt wird, bedarf der vorherigen Zustimmung der Gesellschaft. Die Zustimmung ist zu erteilen, wenn die Nebentatigkeit die Wahrnehmung der dienstlichen Aufgaben zeitlich nicht oder allenfalls unwesentlich behindert und sonstige berechtigte Interessen der Gesellschaft nicht beeintrachtigt werden.
Unter diesen Voraussetzungen stimmt die Gesellschaft den folgenden Nebentatigkeiten einstweilen zu:
-    Tatigkeit im Aufsichtsrat von H2E im Rahmen von wenigen Sitzungen pro Jahr.
-    Minderheitsgesellschafter (ca. 5%) von DocJuris Inc.
-    Tatigkeit im Aufsichtsrat von DocJuris Inc. im Rahmen von wenigen Sitzungen pro Jahr.
9.2Wahrend der Dauer des Arbeitsverhaltnisses unterliegt der Leitende Angestellte einem Wettbewerbsverbot. Insbesondere ist es dem Leitenden Angestellten untersagt, als Leitender Angestellter, freier Mitarbeiter oder in irgendeiner sonstigen Form fur einen Wettbewerber der Gesellschaft tatig zu werden oder ein solches Wettbewerbsunternehmen zu grunden oder sich an einem solchen Wettbewerbsunternehmen mittelbar oder unmittelbar zu beteiligen, mit Ausnahme reiner Finanzbeteiligungen.

9.Secondary employment, prohibition of competition
9.1.Any secondary employment whether remunerated or not shall require Company's prior consent. Such consent shall be given if such secondary employment does not, or does not considerably, obstruct the timely performance of the Executive Employee's tasks and has no detrimental effect on other legitimate interests of the Company.
Subject to these conditions, the Company consents to the following secondary activities for the time being:
-    Serving on the Supervisory Board of H2E within the scope of a few meetings per year.
-    Minority shareholder (approx. 5%) of DocJuris Inc.
-    Serving on the Supervisory Board of DocJuris Inc. within the scope of a few meetings per year.
9.2.For the duration of the employment relationship, the Executive Employee is subject to a non-competition clause. It is in particular prohibited for the Executive Employee to work for a competitor of the Company as an Executive Employee, freelancer or in any other form, or to establish such a competitor company or to participate directly or indirectly in such a competitor company, with the exception of purely financial interests.

Exhibit 10.7

10.Nachvertragliches Wettbewerbsverbot und Abwerbeverbot, Vertragsstrafe
10.1Der Leitende Angestellte verpflichtet sich, fur die Dauer von einem Jahr nach Beendigung des Arbeitsverhaltnisses weder in selbstandiger noch in unselbstandiger Stellung oder in sonstiger Weise fur ein Unternehmen, welches mit der Gesellschaft in direktem oder indirektem Wettbewerb steht, tatig zu werden. In gleicher Weise ist es dem Leitenden Angestellten untersagt, wahrend dieser Dauer ein solches Unternehmen zu errichten, zu erwerben oder sich hieran mittelbar oder unmittelbar zu beteiligen. Dieses Wettbewerbsverbot gilt Ortlich fur alle Gebiete, in denen die Gesellschaft in den letzten zwei Jahren der T5tigkeit des Leitenden Angestellten tatig war und sachlich fur Unternehmen im Energiespeicher-Bereich. Nicht von diesem Verbot umfasst ist die Beteiligung an borsennotierten Unternehmen, wenn die Beteiligung 3,5 % des Grundkapitals nicht uberschreitet.
Der Leitende Angestellte verpflichtet sich insbesondere, keine Kunden and/oder Lieferanten der Gesellschaft und/oder eines verbundenen Unternehmens sowie keine Mitarbeiter der Gesellschaft und/oder eines verbundenen Unternehmens für fremde Arbeitgeber abzuwerben.
10.2Fur die Dauer des nachvertraglichen Wettbewerbsverbotes verpflichtet sich die Gesellschaft, dem Leitenden Angestellten eine Entschadigung in Höhe von mindestens 50 % der von ihm zuletzt bezogenen vertragsmaßigen Vergutung zu zahlen. Die Zahlung der Entschadigung wird in 12 gleichen Monatsraten am Ende eines Monats fallig.
10.3Auf die Entschadigung gemall 10.2 werden die Einkunfte angerechnet, die der Leitende Angestellte wahrend der Dauer des nachvertraglichen Wettbewerbsverbotes aus selbstandiger, unselbstandiger oder sonstiger Erwerbstatigkeit erzielt oder zu erzielen boswillig unterlasst, soweit die Entschadigung unter Hinzurechnung der Einkunfte den Betrag der zuletzt bezogenen vertragsmaligen Leistungen urn ein Zehntel ubersteigt. Zu den Einkunften zahlt auch etwaiges vom Leitenden Angestellten bezogenes Arbeitslosengeld. Der Leitende Angestellte ist verpflichtet, der Gesellschaft auf Verlangen Ober die Hale seiner Einkunfte Auskunft zu erteilen.

10.Post-contractual non-compete and non-solicitation, contractual penalty
10.1.For a period of one year following the termination of this Employment Agreement, the Executive Employee undertakes to refrain from working for a business enterprise that directly or indirectly competes with the Company - whether as a self-employed person, in a dependent employment position, or in any other capacity. The Executive Employee is likewise prohibited during this period of time from establishing, acquiring, or participating directly or indirectly in such a business enterprise. This non-compete clause applies locally to areas in which the Company has operated during the last two years of the Executive Employee's service and factually for Energy storage businesses. This non-compete does not apply to the participation in publicly listed shares, where such participation does not exceed 3.5% of the share capital.
The Executive Employee is in particular prohibited from soliciting customers and/or suppliers of the Company and/or associated companies and also from soliciting Executive Employees of the Company and/or associated companies for another employer.
10.2.For the duration of the post- contractual prohibition of competition, the Company undertakes to pay the Executive Employee compensation in the amount of at least 50% of his last drawn contractual remuneration. Payment of the compensation is due in 12 monthly instalments at the end of the month.
10.3.Any income earned by the Executive Employee or any income he refrains from earning in bad faith during the post-contractual prohibition of competition, (whether in a self-employed or an employed capacity, or through any other form of work), shall be deducted from the compensation pursuant to para. 10.2 if the compensation, taken together with the income earned exceeds the amount of remuneration last received under this Employment Agreement by ten percent. Income also includes any unemployment benefits received by the Executive Employee. The Executive Employee shall be obliged to provide the Company with information concerning the extent of his income upon its request.

Exhibit 10.7

10.4Endet das Arbeitsverhaltnis aufgrund des Eintritts des Leitenden Angestellten in den vorzeitigen oder endgultigen Ruhestand, so tritt das nachvertragliche Wettbewerbsverbot nicht in Kraft.	10.4.The post-contractual non-compete shall not come into effect where the employment relationship ends because the Executive Employee enters into retirement, whether early or regular retirement.
10.5Die Gesellschaft kann vor Beendigung des Arbeitsverhaltnisses auf die Einhaltung des nachvertraglichen Wettbewerbsverbots durch schriftliche Erklarung gegenOber dem Leitenden Angestellten verzichten. In diesem Fall endet mit Ablauf von einem Jahr nach Abgabe des Verzichts die Verpflichtung zur Zahlung der Entschadigung gernall Absatz 10.2. Hiervon unberUhrt bleibt die Befugnis der Parteien, das Wettbewerbsverbot in beiderseitigem Einverstandnis aufzuheben.

10.5.The Company is entitled to waive the post-contractual non-compete before the termination of the employment relationship by notifying the Executive Employee in writing. Where this is the case, the obligation to pay compensation under para. 10.2 will end one year after the notification of the waiver. The parties' authority to terminate the non-compete obligation by means of mutual agreement is not affected.

10.6Im Fall einer auflerordentlichen Kundigung aus wichtigem Grund steht dem kundigungsberechtigten Vertragsteil das Recht zu, innerhalb eines Monats nach Ausspruch der aullerordentlichen Kundigung durch schriftliche Erklarung gegenuber dem anderen Teil das Wettbewerbsverbot aufzuheben.

10.6.In the event of a termination for good cause, the party entitled to terminate has the right to abolish the non-compete obligation within one month after notification of such termination, by means of written notification to the other party.

10.7Der Leitende Angestellte verpflichtet sich, fur jeden Fall der Zuwiderhandlung gegen das Wettbewerbsverbot oder das Abwerbeverbot in 10.1 eine Vertraosstrafe in Hohe eines von ihm zuletzt bezogenen Bruttomonatsgehalts zu zahlen. 1st der Leitende Angestellte langer als einen Monat fur ein Konkurrenzunternehmen tatig oder kapitalmaflig beteiligt, ist die Vertragsstrafe fur jeden angefangenen Monat neu verwirkt. In diesem Fall wird die Halle der Vertragsstrafe auf das Sechsfache des letzten Bruttomonatsgehalts begrenzt. Hiervon unberuhrt bleibt das Recht der Gesellschaft, nach § 280 Abs. 1 BGB gegen den Leitenden Angestellten einen weitergehenden Schaden geltend zu machen.

10.7.The Executive Employee undertakes to pay a contractual penalty in the amount of one month's gross salary last drawn by him for each case of violation of the non-compete or the non-solicitation clause in para. 10.1. If the Executive Employee works for a competitor for more than one month or has an equity interest in a competitor, the contractual penalty shall be forfeited anew for each month commenced. In this case, the amount of the contractual penalty shall be limited to six times of the last gross monthly salary. This does not affect the Company's right to claim further damages against the Executive Employee pursuant to section 280 (1) of the German Civil Code.

Exhibit 10.7

10.8Im Ubrigen gelten die Vorschriften der §§ 74 ff. HGB.	10.8.Besides, the provisions of sec. 74 et seq. German Commercial Code apply.
Geheimhaltung	Confidentiality
10.1Der Leitende Angestellte ist verpflichtet, Geschafts- und Betriebsgeheimnisse sowie betriebliche Angelegenheiten vertraulicher Natur, die als solche von der Geschaftsleitung schriftlich oder mündlich bezeichnet werden bzw. offensichtlich als solche zu erkennen sind, geheim zu halten und ohne ausdrückliche Genehmigung der Geschaftsleitung keinen dritten Personen zuganglich zu machen. Diese Pflicht erstreckt sich auch auf Angelegenheiten anderer Unternehmen, mit denen die Gesellschaft wirtschaftlich oder organisatorisch verbunden ist. Als vertraulich im vorstehenden Sinne gelten insbesondere folgende Angelegenheiten:
-    Kundendaten,
-    Preislisten,
-    Zulieferer,
-    Samtliche Intellectual Property der Gesellschaft und verbundenen Unternehmen,
-    (Geplante) Transaktionen
-    Usw.

10.1.The Executive Employee shall treat as strictly confidential all trade and business secrets as well as operational matters of a confidential nature which are designated as such by the management orally or in writing or which are obviously recognisable as such and shall not make accessible to third persons without the explicit consent of the management. This obligation also applies to matters of other economically or organisationally affiliated companies of the Company. In particular the following matters are considered confidential in the above sense:
-    Customer data,
-    Price lists,
-    Supplier data,
-    All Intellectual Property of the Company and affiliated companies,
-    (Planned) Transactions,
-    Etc.

10.2Der Leitende Angestellte wird den Allgemeinen und speziellen Anweisungen der Gesellschaft zur Geheimhaltung Folge leisten. Im Zweifelsfall wird der Leitende Angestellte nachfragen und eine Weisung der Gesellschaft zur Vertraulichkeit bestimmter Tatsachen einholen.

10.2.The Executive Employee shall comply with the general and specific instructions of the Company regarding confidentiality. In case of doubt, the Executive Employee shall ask and obtain instructions from the Company on the confidentiality of certain facts.

10.3Die Geheimhaltungspflicht beginnt mit Unterzeichnung dieses Vertrags und gilt auch fiber die Beendigung des Arbeitsverhaltnisses hinaus fort.	10.3.The confidentiality obligation commences with the signing of this agreement and continues to apply also after termination of the employment relationship.

Exhibit 10.7

10.4Die Anfertigung und Aufzeichnung von Unterlagen aller Art dart ausschlieglich zu dienstlichen Zwecken und far den dienstlichen Gebrauch erfolgen. Jede Anfertigung von Abschriften oder Kopien fur andere als dienstliche Zwecke ist ausgeschlossen.

10.4.The preparation and recording of documents of any kind shall exclusively be carried out for operational purposes and for operational use. Any creation of duplicates or copies for other than operational purposes shall be excluded.

10.5Der Leitende Angestellte verpflichtet sich, der als Anhang 1 beigeftigten Vertraulichkeits- und Geheimhaltungsvereinbarung Folge zu leisten, die Inhalt und Gegenstand dieses Vertrages ist.	10.5.The Executive Employee agrees to comply with the Employee Confidentiality and Non-Disclosure Agreement attached as Appendix 1 which is part of and subject matter of this Agreement.
Schutzrechte	Protective Rights
10.1Fur die Behandlung von Diensterfindungen und technischen Verbesserungsvorschlagen gelten die Vorschriften des Gesetzes über Arbeitnehmererfindungen in ihrer jeweiligen Fassung sowie die hierzu ergangenen Richtlinien fur die Vergütung von Arbeitnehmererfindungen im privaten Dienst.

10.1.With respect to the treatment of job-related inventions and technical improvement proposals,    the regulations of the Act on Executive Employee Inventions as amended and any directives for the remuneration of Executive Employee inventions in the private sector shall apply.

10.2Fur die ubrigen Schutzrechte, insbesondere far alle etwaigen nach Urheber- und Geschmacksmusterrecht rechtsschutzfahigen Arbeitsergebnisse, die der Leitende Angestellte wahrend der Dauer seines Arbeitsverhaltnisses wahrend der Arbeitszeit oder, sofern sie einen Bezug zu seinen arbeitsvertraglichen Aufgaben haben, auch auf,erhalb seiner Arbeitszeit erstellt, ubertragt der Leitende Angestellte der Gesellschaft die fur die betrieblichen Zwecke notwendigen Nutzungsrechte. Dies ist im Regelfall das ausschliefIliche zeitlich, raumlich und inhaitlich unbeschrankte Nutzungs-und Verwertungsrecht. Die Ubertragung des Nutzungs- und Bearbeitungsrechts umfasst auch die Erlaubnis zur Bearbeitung und Lizenzvergabe an Dritte.

10.2.As regards any other protective rights, in particular any work results that are protectable as part of copyright and design patents and created by the Executive Employee during the term of the employment during the working hours or, if they are related to his/her contractual tasks, outside the working hours, the Executive Employee transfers to the Company the rights of use required for operational purposes. Normally, this is an exclusive right of use and exploitation unlimited in terms of time, territory and contents. The transfer of the right of use and exploitation also includes permission to edit and to grant licenses to third parties.

Exhibit 10.7

10.3Soweit es fur die betriebliche Nutzung erforderlich ist, ubertragt der Leitende Angestellte im Rahmen der Vorschrift des § 31a UrhG der Gesellschaft auch die Rechte fur samtliche noch unbekannten Nutzungsarten.

10.3.Insofar as required for operational utilisation, the Executive Employee also transfers to the Company the rights to all still unknown types of exploitation within the limits of the provisions of section 31a of the Copyright Act (UrhG).

10.4Die Rechteubertragung gilt, ohne dass ein zusatzlicher Verg0tungsanspruch entsteht, auch fur die Zeit nach Beendigung des Arbeitsverhaltnisses.	10.4.The transfer of rights also applies for the period after the end of the agreement, without this giving rise to a claim for additional remuneration.
10.5Sonstige urheberrechtsfahige Schopfungen, die mit der Arbeitsaufgabe nicht in Verbindung stehen, sind von der Rechteubertragung nicht mit umfasst.	10.5.Other protectable creations unrelated to the Executive Employee's tasks are not included in the transfer of rights.
10.6Der Leitende Angestellte verzichtet, soweit dies nach dem Zweck der Rechtetibertragung erforderlich ist, ausdrucklich auf sonstige ihm etwa als Urheber oder sonstigen Schutzrechtsinhaber zustehende Rechte an den Arbeitsergebnissen. Insbesondere ist die Gesellschaft grundsatzlich nicht verpflichtet, vom Leitenden Angestellten geschaffene Werke zu verOffentlichen. Er kann aus betrieblichen GrUnden auf die Nennung des Mitarbeiters als Urheber verzichten und die Werke, urn sie betrieblich nutzen zu konnen, bearbeiten.

10.6.Where necessary for the purpose of the transfer of rights, the Executive Employee expressly waives any other rights in the work results they may have as the author or other holder of protective rights. In particular, the Company is generally not obliged to publish any works created by the Executive Employee. The Company is entitled to waive naming the Executive Employee as the author and to edit the works in order to use them for operational purposes.

10.7Fur Computerprogramme gelten die gesonderten Vorschriften des § 69b UrhG.	10.7.The separate provisions of section 69b Copyright Act (Urhebergesetz, UrhG) shall apply to computer programmes.
10.8Die dem Leitenden Angestellten fur die Rechteübertragung zustehenden urheberrechtlichen Vergütungen sind im Rahmen der Rechteubertragung nach den vorstehenden Regelungen mit dem Grundentgelt abgegolten. Unberuhrt bleiben etwaige zusatzliche Vergütungsanspruche des Leitenden Angestellten aus einer Werknutzung aullerhalb des eigentlichen Betriebszwecks, gernag § 32a UrhG (auffalliges Missverhaltnis zu den Ertragen und der Nutzung des Werkes) sowie gemall § 32c UrhG (Vergütung fur spater bekannte Nutzungsarten).

10.8.The remuneration under copyright laws attributable to the Executive Employee for the transfer of rights is deemed to be settled with the base salary as part of the transfer of rights pursuant to the aforementioned provisions. This shall not affect any additional remuneration claims of the Executive Employee resulting from an exploitation of the work outside the operational purpose, in accordance with section 32a UrhG (conspicuous disproportion to the proceeds and benefits derived from the exploitation of the work) as well as pursuant to section 32c UrhG (remuneration for any new types of exploitation).

Beendigung des Arbeitsverhaltnisses	Termination of the Employment

Exhibit 10.7

10.1Die Kündigungsfrist betragt für beide Vertragsparteien drei Monate zum Ende eines Kalendermonats. Eine Verlangerung der Kundigungsfristen nach den jeweiligen gesetzlichen Vorschriften gilt fur beide Parteien. Die Kundigung bedarf der Schriftform.

10.1.Both parties shall comply with a notice period of three months to the end of a calendar month. Any extension of the notice periods according to currently applicable statutory regulations shall apply to both parties. Notice must be given in writing.

10.2In den Fallen einer ordentlichen Arbeitgeberkundigung oder einer berechtigten auflerordentlichen Arbeitnehmerkündigung aus wichtigem Grund erhalt der Leitende Angestellte zum Ende des Arbeitsverhaltnisses eine Abfindung als sozialen Ausgleich fur den Verlust des Arbeitsplatzes in Hohe von neun festen Monatsgehaltern gemail Ziffer 4.1. In den Fallen einer gerechtfertigten ordentlichen Arbeitgeberkundigung aus verhaltensbedingten Grunden oder auflerordentlichen Arbeitgeberkündigung aus wichtigem Grund besteht kein Abfindungsanspruch. Die auf die Abfindung entfallenden Steuern and Abgaben tragt der Leitende Angestellte.

10.2.In cases of justified ordinary termination by the Company or justified extraordinary termination for good cause by the Executive Employee, the Executive Employee shall receive at the end of the employment a severance payment as social compensation for the loss of employment in the amount of nine months' fixed salary according to Sec. 4.1. In cases of justified ordinary termination by the Company for reasons of conduct or extraordinary termination for good cause by the Company, there is no entitlement to severance pay. Taxes and deduction on the severance are borne by the Executive Employee.

10.3Das Arbeitsverhaltnis endet, ohne dass es einer Kundigung bedarf, mit Ablauf des Monats, in dem der Leitende Angestellte die Regelaltersgrenze der gesetzlichen Rentenversicherung erreicht. Zuvor kann es von beiden Seiten jederzeit nach den gesetzlichen Vorschriften ordentlich gekOndigt werden.

10.3.The employment shall end without requiring a termination notice at the end of the month in which the Executive Employee becomes eligible for a regular statutory old-age pension. Before that date, the employment contract shall be terminable according to statutory regulations by ordinary termination at any time.

10.4Wird durch den Bescheid eines Rentenversicherungstragers bestandskraftig festgestellt, dass der Leitende Angestellte unbefristet volt erwerbsgemindert ist, so endet das Arbeitsverhaltnis mit Ablauf des Monats, in dem der Bescheid zugestellt wird. Beginnt die Rente wegen Erwerbsminderung erst nach der Zustellung des Rentenbescheids, endet das Arbeitsverhaltnis mit dem Ablauf des dem Rentenbeginn vorangehenden Tages.

10.4.If it is definitively determined by notification of a pension insurance provider that the Executive Employee has an indefinite reduced earning capacity, the employment contract shall terminate at the end of the month in which the notification is provided. Where the reduced earning capacity pension only commences after the pension notification is provided, the employment contract shall terminate at the end of the day prior to commencement of the pension.

10.5Das Arbeitsverhaltnis endet nicht, sondern ruht nur, wenn mit Bescheid des Rentenversicherungstragers eine Rente wegen voller Erwerbsminderung lediglich befristet gewahrt wird. Das Arbeitsverhaltnis ruht dann mit alien Rechten und Pflichten von dem letzten Monat des Tages an, in dem der Bescheid zugestellt wurde; sollte der Rentenbezug erst nach diesem Monat beginnen, so ruht das Arbeitsverhaltnis von dem Tag an, der dem ersten Tag des Rentenbeginns vorangeht. In den Fallen befristeter Rentenbewilligung ruht das Arbeitsverhaltnis zum Ablauf des Tages, bis zu dem die Zeitrente bewilligt wurde, langstens jedoch bis zum Ablauf des Tages, an dem das Arbeitsverhaltnis endet.

10.5.The employment relationship shall not terminate, but shall remain dormant, if the notification of the pension insurance provider grants a pension owing to full incapacity to work for a limited time only. In such case, the employment relationship shall be put dormant, along with all rights and obligations, from the last day of the month in which the notification is provided. Should the pension benefits only commence after this month, the employment contract shall be dormant from the day preceding the first day of pension benefits. In the event of the grant of a temporary pension, the employment contract shall be dormant until the end of the day up to which the temporary annuity was approved, at the latest, however until the end of the day on which the employment contract ends.

10.6Der Leitende Angestellte ist verpflichtet, die Gesellschaft unverziiglich fiber den Zugang eines jeden Bescheids Ober Rentenbewilligung zu unterrichten.	10.6.The Executive Employee undertakes to inform the Company immediately of the receipt of any notification regarding the granting of pensions.

Exhibit 10.7

Freistellung	Garden Leave
10.1Die Gesellschaft ist berechtigt, den Leitenden Angestellten mit oder nach Ausspruch einer Kündigung — gleichgültig von welcher Seite — unter Fortzahlung der Bezüge und unter Anrechnung restlicher Urlaubsanspruche und sonstiger Zeitguthaben von der Arbeitsleistung freizustellen, wenn ihr Interesse hieran das des Leitenden Angestellten an der Weiterbeschaftigung uberwiegt. Nicht erfiillte Urlaubsansprüche sind im Falle einer unwiderruflichen Freistellung abgegolten, soweit nicht aufgrund von Arbeitsunfahigkeit des Leitenden Angestellten oder aus sonstigen Grunden eine Abgeltung ausgeschlossen ist. In der Zeit der Freistellung mit Ausnahme der Urlaubsabgeltungszeitraume hat sich der Leitende Angestellte einen durch Verwendung seiner Arbeitskraft erzielten oder treuwidrig nicht erzielten Verdienst auf den Vergütungsanspruch gegenuber der Gesellschaft anrechnen zu lassen. Dies gilt sowohl im Fall der widerruflichen als auch der unwiderruflichen Freistellung.

10.1.The Company shall be entitled to release the Executive Employee from the duty to work following a termination - by whichever party ¬with continued pay and setting off remaining holiday entitlements and other time assets, if its interest in the release outweighs the Executive Employee's interest for continued employment. Open holiday entitlements not yet taken shall be considered satisfied in case of an irrevocable release unless a release is excluded because of the Executive Employee's inability to work or for other reasons. During the period of release from work with the exception of the holiday compensation periods, the Executive Employee must allow any income generated by his labour, or not generated in bad faith, to be offset against his entitlement to remuneration from the Company. This applies in the case of both revocable and irrevocable release.

10.2Wahrend der Dauer der Freistellung findet § 615 Satz 2 BGB entsprechende Anwendung. Das heißt, dass sich der Leitende Angestellte den Wert desjenigen anrechnen lassen muss, was er infolge des Unterbleibens der Dienstleistung erspart oder durch anderweitige Verwendung seiner Dienste erwirbt oder zu erwerben böswillig unterlasst.

10.2.For the duration of the garden leave section 615 sentence 2 BGB applies accordingly. This means that the Executive Employee must allow a deduction of the value of what he has saved as a result of the omission of the service or what he has acquired or maliciously omitted to acquire through other use of his services.

Exhibit 10.7

15.Herausgabe Unterlagen and Eigentum der Gesellschaft
Zum Zeitpunkt der Beendigung des Arbeitsverhaltnisses oder einer unwiderruflichen Freistellung ist der Leitende Angestellte verpflichtet, unaufgefordert, wahrend des Bestehens des Arbeitsverhaltnisses auf Anforderung, alle in seinem Besitz befindlichen, ihm dienstlich Oberlassenen Gegenstande (z. B. Handy, Laptop usw.) sowie die Gesellschaft oder mit dieser verbundene Unternehmen betreffende Unterlagen, insbesondere alle Notizen, Spezifikationen fOr Angebote und/oder Auftrage, Zeichnungen, Protokolle, Berichte, Korrespondenz und ahnliche Dokumente (sowie Kopien oder sonstige — auch elektronische — Reproduktionen hiervon, und alle Datentrager/Daten) an die Gesellschaft zurOckzugeben. Sinngemall gilt das Gleiche fOr nichtkOrperliche Informationen und Materialien, z. B. Computerprogramme, PasswOrter oder sonstige Daten. Dem Leitenden Angestellten ist nicht gestattet, Sicherheitskopien hiervon zu behalten.

15.Return of Documents and Company's Property
The Executive Employee shall return to the Company without relevant request at termination of the employment or at an irrevocable release and upon request during the term of the employment all objects in his possession left to him for business purposes (such as mobile phones, lap-tops etc.) as well as all documents concerning the Company or companies related to it, in particular all notes, specifications for offers and/or orders, drawings, minutes, reports, correspondence and similar documents (copies as well as — also electronic —reproductions thereof and all data carriers/data). The same shall apply correspondingly for non-physical information and material, such as computer programs, passwords and other data. The Executive Employee shall not be entitled to keep backup copies thereof.

16.Internet- und E-Mail-Nutzung
Der Leitende Angestellte hat im Rahmen seiner Beschaftigung Zugang zu E-Mail und Internet. Der Leitende Angestellte muss sicherstellen, dass seine Nutzung der E-Mail- und Internet-Einrichtungen am Arbeitsplatz jederzeit den ethischen und sozialen Standards am Arbeitsplatz entspricht. Ein angemessenes Marl an privater Nutzung ist fur die Gesellschaft akzeptabel, darf aber nicht mit den Pflichten oder Verpflichtungen des Leitenden Angestellten kollidieren und darf nicht illegal sein oder den Interessen der Gesellschaft zuwiderlaufen. Der Leitende Angestellte muss auch alle E-Mail- und Internet-Richtlinien einhalten, die das Unternehmen von Zeit zu Zeit herausgibt.

16.Internet and E-Mail Usage
The Executive Employee will have access to email and Internet in the course of his employment. The Employee shall ensure that at all times his use of the email and Internet facilities at work meets the ethical and social standards of the workplace. Whilst a reasonable level of personal use is acceptable to the Company, this must not interfere with the Executive Employee's employment duties or obligations, and must not be illegal or contrary to the interests of the Company. The Executive Employee shall also comply with all email and Internet policies issued by the Company from time to time.

Policies, interne Regelungen	1.Policies, internal regulations

Exhibit 10.7

16.1Der Leitende Angestellte ist verpflichtet, sich mit den Richtlinien, Regelungen und Verfahren, die die Gesellschaft aufstellen und von Zeit zu Zeit andern kann, vertraut zu machen und diese zu befolgen. Eine Kopie aller zurzeit fur Leitende Angestellte geltenden Richtlinien und Verfahren kann von der Personalabteilung oder aus dem Intranet bezogen werden.

17.1.The Executive Employee must familiarise himself and comply with any policies and procedures and company rules, which the Company may issue and amend from time to time. A copy of all current employment policies and procedures can be obtained from HR or from the Intranet.

16.2Die Gesellschaft behalt sich vor, die Richtlinien und Regelungen aus wirtschaftlichen Grunden (insbesondere wirtschaftliche Notlage, negatives wirtschaftliches    Ergebnis, nicht ausreichender Gewinn, Ruckgang der bzw. Nichterreichen der erwarteten wirtschaftlichen Entwicklung) oder bei Anderungen der rechtlichen Rahmenbedingungen zu widerrufen.

17.2.The Company reserves the right to revoke the policies and rules for economic reasons (in particular, but not exclusively, financial crisis, negative financial results, insufficient profits, decline in or failure to achieve the expected economic development) or due to changes tothe underlying legal conditions.

Personliche Daten	Personal data
16.1Ober die Verarbeitung seiner personenbezogenen Daten ist der Leitende Angestellte von der Gesellschaft entsprechend den Vorschriften der Datenschutz- Grundverordnung (DSGVO) und des Bundesdatenschutzgesetzes (BDSG) informiert worden.

17.1.The Executive Employee has been informed by the Company about the processing of his personal data in accordance with the regulations of the General Data Protection Regulation (GDPR) and the Federal Data Protection Act (BDSG).

16.2Eine Information zur Verarbeitung der Daten ist Bestandteil dieses Vertrages. In dieser Information wird der Leitende Angestellte Ober die Verarbeitung seiner personenbezogenen Daten und die ihm nach dem Datenschutzrecht zustehenden Rechte informiert.

17.2.An information about the processing of the data is part of this agreement. In this information the Executive Employee is informed about the processing of his personal data and the rights he is entitled to according to the data protection law.

Ausschlussfristen	Cut-off Periods

Exhibit 10.7

16.1Alle beiderseitigen AnsprOche aus dem bestehenden Arbeitsverhaltnis massen innerhalb von drei Monaten, nachdem der Anspruch fallig geworden ist, in Textform (§ 126b BGB) geltend gemacht werden. Andernfalls verfallen sie.
17.1.All mutual claims from the existing employment shall be asserted in text form (sec. 126b German Civil Code) within three months after the claim has become due. Otherwise, the claims shall lapse.
16.2Lehnt die Gegenseite den Anspruch in Textform ab oder erklart sie sich nicht innerhalb von einem Monat nach Geltendmachung des Anspruches, so verfallt dieser, wenn er nicht innerhalb von drei Monaten nach der Ablehnung oder dem Fristablauf gerichtlich geltend gemacht wird. Dies gilt nicht fur Zahlungsansprüche des Leitenden Angestellten, die wahrend eines Kündigungsprozesses fallig werden und von seinem Ausgang abhangen. Fur diese Ansprüche beginnt die Verfallfrist von drei Monaten nach rechtskraftiger Beendigung des Kündigungsschutzverfahrens.

17.2.The claim shall lapse if the opposing party rejects it in text form or does not respond within one month after its assertion and it is not enforced by legal action within three months after rejection or after expiry of the time limit. This shall not apply to payment claims of Executive Employee maturing during the course of a dismissal suit which are subject to the lawsuit's outcome. Such claims shall lapse three months after the decision of the dismissal protection suit has become res judicata.

16.3Diese Ausschlussfristen gelten nicht fur AnsprUche aus einer Haftung fur vorsatzliche Pflichtverletzungen, fur Schaden aus der Verletzung des Lebens, des Korpers oder der Gesundheit und für Ansprüche auf Mindestlohn nach dem MiLoG, AentG und AUG. Gleiches gilt kir sonstige nicht verzichtbare Ansprüche aus Gesetzen, Tarifvertrag en oder Betriebsvereinbarungen.

17.3.These cut-off periods shall not apply for claims resulting from a liability for intentional breaches of duty, for damages resulting from injury to life, body or health and for minimum wage claims according to the Minimum Wage Act, the Executive Employee Secondment Act or the Temporary Employment Act. The same applies to other non-dispensable claims arising from laws, collective agreements or works agreements.

Schlussbestimmungen	Final Provisions
16.1Mundliche Nebenabreden zu diesem Vertrag bestehen nicht. Anderungen und/oder Erganzungen dieses Arbeitsvertrages mussen in schriftlicher Form vereinbart werden, das gilt auch fur die Aufhebung des Schriftformerfordernisses.

17.1.There shall be no oral collateral agreements to this contract. Amendments and/or supplements to this employment contract shall be made in writing. This shall also apply to the revocation of the written form requirement.

Exhibit 10.7

16.2Das Schriftformerfordernis gilt nicht für individuelle vertragliche Abreden zwischen Gesellschaft und Leitendem Angestellten zur Abänderung und/oder Ergänzung des Arbeitsvertrages.	17.2.The written form requirement shall not apply to individual contractual agreements between the Company and the Executive Employee to amend and/or supplement the employment contract.
16.3Der Leitende Angestellte ist verpflichtet, jede Anderung seiner Anschrift und seiner sozialen Daten schriftlich und unverzuglich der Gesellschaft mitzuteilen.	17.3.The Executive Employee shall inform the Company without delay of any change in address or social data in writing.
16.4Sollte eine Bestimmung dieser Vereinbarung unwirksam sein oder werden, wird die Wirksamkeit der ubrigen Bestimmungen hiervon nicht beriihrt. Anstelle der unwirksamen Bestimmungen soil im Wege der Anpassung eine andere angemessene Regelung treten, die wirtschaftlich dem am nachsten kommt, was die Vertragsparteien gewollt haben oder gewollt hatten, wenn sie die Unwirksamkeit der Regelung bedacht Flatten.

17.4.If any of the provisions of this Contract should be or should become null and void, all other provisions of this Employment Contract shall remain unaffected. By way of amendment, the ineffective provision shall be replaced with another suitable provision that reflects as closely as possible the original commercial intention of the contractual parties or what their intentions would have been had they been aware of the ineffectiveness of the provision.

16.5Dem Leitenden Angestellten ist ein Exemplar dieses Vertrages ausgehandigt worden. Der Erhalt wurde schriftlich quittiert.	17.5.The Executive Employee was handed over one copy of this Contract. Receipt was confirmed in writing.
16.6Dieser Vertrag unterliegt deutschem Recht.	17.6.This Contract is subject to German law.
16.7Die deutsche Fassung dieses Vertrages hat Vorrang.	17.7.The German version of this Contract shall prevail.
Berlin 29-3-2022 Ort/Place, Datum/Date	Ort/Place, Datum/Date
/s/ Josh McMorrow Josh McMorrow	/s/ Robert A. Piconi Robert A. Piconi Chief Executive Officer, EnergyVault SA
Der Leitende Angestellte bestatigt hiermit, dass der Arbeitsvertrag bereits durch die Gesellschaft unterzeichnet war, als der Leitende Angestellte den Arbeitsvertrag erhalten hat.	The Executive Employee hereby confirms that the employment contract has already been signed by the Company when the Executive Employee has received the employment contract.

Exhibit 10.7

Berlin 29-3-2022 Ort/Place, Datum/Date
/s/ Josh McMorrow Josh McMorrow